Exhibit 99.1

GUESS?, INC. REPORTS FIRST QUARTER RESULTS

Q1 Fiscal 2020 Revenues Increased 3% to $537 Million; Increased 8% in Constant Currency

Q1 Fiscal 2020 and Q1 Fiscal 2019 GAAP Net Loss per Share of $0.27; Q1 Fiscal 2020 Adjusted Net Loss per Share of $0.25, Compared to $0.23 in Q1 Fiscal 2019

LOS ANGELES, June 6, 2019 - Guess?, Inc. (NYSE: GES) today reported financial results for its first quarter ended May 4, 2019.

Carlos Alberini, Chief Executive Officer, commented, “I am pleased with our progress this period, as we had another quarter of solid performance with strong revenue growth, improved gross margins and well managed expenses. We reported a revenue increase of 3% in U.S. dollars and 8% in constant currency. Our business in the Americas and Europe posted strong revenue growth, which was partially offset by weakness in Asia. During the quarter we were also able to complete a convertible debt transaction at very favorable terms to deploy funds to buy back Company shares.”

Mr. Alberini concluded, “I couldn’t be more excited about our Company’s future. Guess today has a powerful global network, significant brand relevancy and is attracting a new generation of young customers who love our brand. We continue to see significant white space to grow globally and our opportunities to improve operations and reduce costs are very material. I am confident that our potential to create significant shareholder value is strong.”

Adjusted Amounts

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net gains on lease terminations, (iii) certain professional service and legal fees and related costs, (iv) non-cash debt discount amortization on our convertible senior notes and (v) the related tax effects of the foregoing items, in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Convertible Senior Notes. In April 2019, the Company issued $300 million aggregate principal amount of 2.00% convertible senior notes due 2024 in a private offering, for which it received total cash proceeds of $296.2 million, net of the initial purchasers’ discounts and commissions and offering costs of $3.8 million. In connection with the issuance of these notes, the Company (i) entered into convertible note hedge transactions for which it paid an aggregate $61.0 million and (ii) sold warrants for which it received aggregate proceeds of $28.1 million. These transactions are intended to reduce the potential dilution with respect to the Company’s common stock upon conversion of the notes and/or offset any cash payments the Company may be required to make in excess of the principal amount of the converted notes.

Share Repurchases. The Company intends to use substantially all of the net proceeds from the convertible senior notes (after the hedge and warrant transactions) to repurchase shares of its common stock. During the three months ended May 4, 2019, the Company used $170 million of such proceeds to enter into an accelerated share repurchase program (“ASR”), pursuant to which it received up-front approximately 5.2 million shares (representing approximately $102 million (or 60%) of the $170 million notional amount of the ASR), with the remaining portion expected to be completed by the end of the third quarter of calendar 2019. During the three months ended May 4, 2019, the Company also repurchased approximately 5.1 million shares of its common stock in open market and privately negotiated transactions totaling $99.6 million. Combined, these transactions resulted in the repurchase of approximately 10.3 million shares for $201.6 million during the first quarter of fiscal 2020, with the remaining portion of the ASR to be determined based on the average volume-weighted price of the Company’s shares during the term of the ASR (less an agreed discount).

First Quarter Fiscal 2020 Results

For the first quarter of fiscal 2020, the Company recorded GAAP net loss of $21.4 million, a 0.7% deterioration compared to $21.2 million for the first quarter of fiscal 2019. GAAP diluted loss per share was $0.27 for the first quarter of both fiscal 2020 and fiscal 2019. The Company estimates that currency had a minimal impact on diluted loss per share in the first quarter of fiscal 2020.

For the first quarter of fiscal 2020, the Company recorded adjusted net loss of $19.6 million, a 10.0% deterioration compared to $17.8 million for the first quarter of fiscal 2019. Adjusted diluted loss per share deteriorated 8.7% to $0.25, compared to $0.23 for the prior-year quarter.

Net Revenue. Total net revenue for the first quarter of fiscal 2020 increased 3.0% to $536.7 million, compared to $521.3 million in the prior-year quarter. In constant currency, net revenue increased by 8.2%.

•	Americas Retail revenues increased 3.0% in U.S. dollars and 3.9% in constant currency. Retail comp sales including e-commerce increased 4% in U.S. dollars and 5% in constant currency.

•	Americas Wholesale revenues increased 13.6% in U.S. dollars and 15.5% in constant currency.

•	Europe revenues increased 2.2% in U.S. dollars and 12.3% in constant currency. Retail comp sales including e-commerce decreased 1% in U.S. dollars and increased 8% in constant currency.

•	Asia revenues increased 1.4% in U.S. dollars and 6.6% in constant currency. Retail comp sales including e-commerce decreased 15% in U.S. dollars and 10% in constant currency.

•	Licensing revenues decreased 4.9% in U.S. dollars and constant currency.

Operating Loss. GAAP loss from operations for the first quarter of fiscal 2020 improved 1.7% to $24.5 million (including a $1.9 million favorable currency translation impact), compared to $24.9 million in the prior-year quarter. GAAP operating margin in the first quarter improved 20 basis points to negative 4.6%, compared to negative 4.8% in the prior-year quarter, driven primarily by the favorable impact from positive comparable sales in Europe and Americas Retail, higher initial markups in Europe and Americas Retail and lower expenses related to certain professional service and legal fees and related costs, partially offset by overall deleveraging of expenses, mainly in Asia. The impact of currency on operating margin for the quarter was minimal.

For the first quarter of fiscal 2020, adjusted operating loss deteriorated 9.5% to $22.4 million, compared to $20.5 million in the same prior-year quarter. Adjusted operating margin was negative 4.2%, a deterioration of 30 basis points compared to the same prior-year quarter, driven primarily by overall deleveraging of expenses, mainly in Asia, partially offset by the favorable impact from positive comparable sales and higher initial markups in Europe and Americas Retail.

•
Operating margin for the Company’s Americas Retail segment improved 230 basis points to negative 1.0% in the first quarter of fiscal 2020, compared to negative 3.3% in the prior-year quarter, driven primarily by the favorable impact from positive comparable store sales and higher initial markups, partially offset by higher markdowns.

•
Operating margin for the Company’s Americas Wholesale segment increased 210 basis points to 16.9% in the first quarter of fiscal 2020, compared to 14.8% in the prior-year quarter, due primarily to higher initial markups and overall leveraging of expenses.

•
Operating margin for the Company’s Europe segment improved 210 basis points to negative 7.8% in the first quarter of fiscal 2020, compared to negative 9.9% in the prior-year quarter, driven primarily by lower markdowns, leveraging of expenses due primarily to positive comparable sales and higher initial markups, partially offset by an unfavorable impact from business mix.

•
Operating margin for the Company’s Asia segment decreased 860 basis points to negative 3.8% in the first quarter of fiscal 2020, from 4.8% in the prior-year quarter, driven primarily by overall deleveraging of expenses.

•	Operating margin for the Company’s Licensing segment was flat at 88.4% in the first quarter of fiscal 2020, compared to the same prior-year quarter.

Other income, net, was $2.1 million for the first quarter of fiscal 2020, an improvement of $4.7 million, compared to other expense, net, of $2.6 million in the same prior-year quarter. This change was driven primarily by higher unrealized gains on non-operating assets and lower net unrealized mark-to-market revaluations losses on foreign currency balances, partially offset by lower net unrealized and realized mark-to-market gains on revaluation of foreign exchange currency contracts.
Impact from Adoption of New Lease Standard

During the first quarter of fiscal 2020, the Company adopted a comprehensive new lease standard which superseded previous lease guidance. The standard requires a lessee to recognize an asset related to the right to use the underlying asset and a liability that approximates the present value of the lease payments over the term of contracts that qualify as leases under the new guidance. The standard also requires expanded disclosures surrounding leases. The Company adopted this guidance using the modified retrospective approach and recorded a cumulative adjustment to increase retained earnings by approximately $0.3 million, net taxes, with no restatement of prior periods. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allows the Company to carry forward historical lease classifications. Under this new guidance, leases we previously referred to as “capital leases” are now referred to as “finance leases.”

The Company’s condensed consolidated balance sheet reflects the impact of recording operating lease right-of-use assets and operating lease liabilities. As of May 4, 2019, the operating lease right-of-use assets totaled $921.1 million and the operating lease liabilities totaled $981.3 million. The adoption of the standard did not materially impact our condensed consolidated statements of loss or cash flows.

Impact from Adoption of Hedging Standard

The Company adopted new authoritative guidance during the quarter which eliminated the requirement to separately measure and report ineffectiveness for instruments that qualify for hedge accounting and generally requires that the entire change in the fair value of such instruments ultimately be presented in the same line as the respective hedge item. As a result, there is no interest component recognized for the ineffective portion of instruments that qualify for hedge accounting, but rather all changes in the fair value of such instruments are included in other comprehensive income (loss). Upon adoption, the Company recorded a cumulative adjustment for the previously recognized interest component on outstanding instruments that qualified for hedge accounting, which resulted in a decrease to retained earnings and a decrease to accumulated other comprehensive loss of approximately $2.0 million.

Dividends

During the first quarter of fiscal 2020, the Company announced that its Board of Directors intends to reduce future quarterly cash dividends that may be paid to holders of the Company’s common stock, when, as and if any such dividend is declared by the Company’s Board of Directors, from $0.225 per share to $0.1125 per share to redeploy capital and return incremental value to shareholders through share repurchases. Consistent with that prior announcement, the Company’s Board of Directors has approved a quarterly cash dividend of $0.1125 per share on the Company’s common stock. The dividend will be payable on July 5, 2019 to shareholders of record at the close of business on June 19, 2019.

Outlook

The Company’s expectations for the second quarter ending August 3, 2019 and its updated outlook for the fiscal year ending February 1, 2020 are as follows:

Outlook for Total Company[1]

	Second Quarter of Fiscal 2020	Fiscal Year 2020

Consolidated net revenue in U.S. dollars	increase between 4.0% and 5.0%	increase between 3.5% and 4.5%

Consolidated net revenue in constant currency[2]	increase between 7.0% and 8.0%	increase between 6.0% and 7.0%

GAAP operating margin	4.5% to 5.0%	4.7% to 5.1%

Adjusted operating margin[3]	4.5% to 5.0%	4.8% to 5.2%

Currency impact included in operating margin[4]	(20) basis points	0 basis points

Cash interest expense, and amortization of loan fees related to convertible senior notes	$1.7 million	$5.3 million

Amortization of debt discount related to convertible senior notes	$2.4 million	$7.5 million

Estimated diluted shares outstanding[5]	72.1 million	72.9 million

GAAP EPS[5]	$0.24 to $0.27	$1.09 to $1.20

Adjusted EPS[3,5]	$0.27 to $0.30	$1.19 to $1.30

Currency impact included in EPS[4]	$(0.02)	$(0.03)

Estimated impact of convertible senior notes and share repurchases included in GAAP EPS[5,6]	$0.00	$0.02

Estimated impact of convertible senior notes and share repurchases included in adjusted EPS[5,7]	$0.03	$0.10

Notes:
1
The Company’s outlook for the second quarter and fiscal year ending February 1, 2020 assumes that foreign currency exchange rates remain at prevailing rates and does not assume any impact from the recently-announced potential expansion of U.S. tariffs on imports from China and Mexico which could include apparel and accessories.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

3
The adjusted operating margin and adjusted EPS guidance for the fiscal year 2020 reflect the exclusion of certain items which the Company believes are not indicative of the underlying performance of its business. Refer to the table below for a reconciliation of our GAAP and adjusted outlook.

4	Represents the estimated translational and transactional gains (losses) of foreign currency rate fluctuations within operating margin and EPS measures presented.

5
These amounts rely upon estimates of future weighted average share count including the impact from actual shares repurchased during the first quarter of fiscal 2020 and the estimated impact of the remaining shares yet to be repurchased under the ASR. These estimates are subject to change and are dependent upon the stock price for the ultimate quantity of shares repurchased as well as timing of the repurchases.

6
Represents the estimated net impact of share repurchases, cash interest expense, and amortization of debt discount and debt issuance costs (related to the $300 million convertible senior notes issued during the first quarter of fiscal 2020) on our GAAP EPS outlook.

7
Represents the estimated net impact of share repurchases, cash interest expense and amortization of debt issuance costs (related to the $300 million convertible senior notes issued during the first quarter of fiscal 2020) on our adjusted EPS outlook.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP earnings per share to adjusted earnings per share for the second quarter ending August 3, 2019 and the fiscal year ending February 1, 2020 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook

	Second Quarter of Fiscal 2020	Fiscal Year 2020

GAAP operating margin	4.5% to 5.0%	4.7% to 5.1%
Certain professional service and legal fees and related costs[1]	—%	0.0%
Asset impairment charges[2]	—%	0.1%

Adjusted operating margin	4.5% to 5.0%	4.8% to 5.2%

GAAP earnings per share	$0.24 to $0.27	$1.09 to $1.20
Certain professional service and legal fees and related costs[1]	$—	$0.00
Asset impairment charges[2]	$—	$0.02
Amortization of debt discount[3]	$0.03	$0.08

Adjusted earnings per share	$0.27 to $0.30	$1.19 to $1.30

Notes:

[1]
Amounts for the full fiscal year include certain professional service and legal fees and related costs recognized during the three months ended May 4, 2019 which the Company otherwise would not have incurred as part of its business operations. The Company is unable to predict future amounts as these expenditures are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges in the accompanying GAAP outlook.

[2]
Amounts for the full fiscal year include asset impairment charges for certain retail locations recognized during the three months ended May 4, 2019 that resulted from store under-performance and expected store closures. The adjusted results do not assume any additional asset impairment charges as the Company has recorded amounts currently anticipated under GAAP.

[3]	Amounts for the second quarter and full fiscal year represent amortization of the debt discount related to the $300 million convertible senior notes issued during the first quarter of fiscal 2020.

On a segment basis, the Company expects the following ranges for percentage changes for comparable sales including e-commerce (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Second Quarter of Fiscal 2020		Fiscal Year 2020

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	__	down LSD to up LSD	__	up LSD
Net Revenue	down LSD to up LSD	down LSD to up LSD	flat to up LSD	up LSD

Americas Wholesale:
Net Revenue	up MSD	up MSD	up LSD	up LSD

Europe:
Comps	__	up LSD to MSD	__	up LSD
Net Revenue	up MSD to HSD	up LDD	up MSD to HSD	up LDD

Asia:
Comps	__	down LDD	__	down HSD
Net Revenue	up LSD	up MSD	up LSD	up LSD to MSD

Licensing:
Net Revenue	down LSD	__	down LSD	__

Notes:
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three months ended May 4, 2019, the adjusted results exclude the impact of asset impairment charges, certain professional service and legal fees and related costs, non-cash amortization of debt discount on our convertible senior notes and the applicable tax effects of these adjustments. For the three months ended May 5, 2018, the adjusted results exclude the impact of asset impairment charges, net gains on lease terminations, certain professional service and legal fees and related costs and the applicable tax effects of these adjustments. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under

GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on June 6, 2019 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of May 4, 2019, the Company directly operated 1,174 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 550 additional retail stores worldwide. As of May 4, 2019, the Company and its licensees and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results, growth opportunities and projected sales (including comparable sales), earnings, capital expenditures, operating margins, cost reduction opportunities, results of the ASR and cash needs; and guidance for the second quarter and full year of fiscal 2020, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives, including those that may be initiated by our new Chief Executive Officer; obligations or changes in estimates arising from new or existing litigation, tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the uncertainty surrounding the United Kingdom’s referendum to withdraw membership from the European Union (commonly referred to as “Brexit”); changes in U.S. or foreign tax or tariff policy, including the recently-announced potential expansion of U.S. tariffs on imports from China and Mexico, which could include apparel and other accessory merchandise; accounting adjustments identified after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Loss
(amounts in thousands, except per share data)

	Three Months Ended
	May 4, 2019		May 5, 2018
	$	%	$	%

Product sales	$517,873	96.5%	$501,505	96.2%
Net royalties	18,818	3.5%	19,784	3.8%
Net revenue	536,691	100.0%	521,289	100.0%

Cost of product sales	354,742	66.1%	347,351	66.6%

Gross profit	181,949	33.9%	173,938	33.4%

Selling, general and administrative expenses	204,645	38.2%	198,219	38.0%
Asset impairment charges	1,775	0.3%	759	0.2%
Net gains on lease terminations	—	—%	(152)	(0.0%)

Loss from operations	(24,471)	(4.6%)	(24,888)	(4.8%)

Other income (expense):
Interest expense	(1,259)	(0.2%)	(739)	(0.1%)
Interest income	361	0.1%	977	0.2%
Other income (expense), net	2,071	0.4%	(2,614)	(0.5%)

Loss before income tax benefit	(23,298)	(4.3%)	(27,264)	(5.2%)

Income tax benefit	(2,717)	(0.5%)	(6,277)	(1.2%)

Net loss	(20,581)	(3.8%)	(20,987)	(4.0%)

Net earnings attributable to noncontrolling interests	793	0.2%	234	0.1%

Net loss attributable to Guess?, Inc.	$(21,374)	(4.0%)	$(21,221)	(4.1%)

Net loss per common share attributable to common stockholders:

Basic	$(0.27)		$(0.27)
Diluted	$(0.27)		$(0.27)

Weighted average common shares outstanding attributable to common stockholders:

Basic	79,925		79,901
Diluted	79,925		79,901

Effective tax rate	11.7%		23.0%

Adjusted selling, general and administrative expenses[1]:	$204,373	38.1%	$194,410	37.3%

Adjusted loss from operations[1]:	$(22,424)	(4.2%)	$(20,472)	(3.9%)

Adjusted net loss attributable to Guess?, Inc.[1]:	$(19,616)	(3.7%)	$(17,831)	(3.4%)

Adjusted diluted loss per common share attributable to common stockholders[1]:	$(0.25)		$(0.23)

Adjusted effective tax rate[1]:	10.5%		23.0%

Notes:

[1]
The adjusted results for the three months ended May 4, 2019 reflect the exclusion of certain professional service and legal fees and related costs, asset impairment charges, amortization of debt discounts on the Company’s convertible senior notes, and the related tax impacts of these adjustments. The adjusted results for the three months ended May 5, 2018 reflect the exclusion of certain professional service and legal fees and related costs, asset impairment charges, net gains on lease terminations, and the related tax impacts of these adjustments. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP loss from operations to adjusted loss from operations, reported GAAP net loss attributable to Guess?, Inc. to adjusted net loss attributable to Guess?, Inc. and reported GAAP income tax benefit to adjusted income tax benefit for the three months ended May 4, 2019 and May 5, 2018.

	Three Months Ended
	May 4, 2019	May 5, 2018

Reported GAAP selling, general and administrative expenses	$204,645	$198,219
Certain professional service and legal fees and related costs[1]	(272)	(3,809)

Adjusted selling, general and administrative expenses	$204,373	$194,410

Reported GAAP loss from operations	$(24,471)	$(24,888)
Certain professional service and legal fees and related costs[1]	272	3,809
Asset impairment charges[2]	1,775	759
Net gains on lease terminations[3]	—	(152)

Adjusted loss from operations	$(22,424)	$(20,472)

Reported GAAP net loss attributable to Guess?, Inc.	$(21,374)	$(21,221)
Certain professional service and legal fees and related costs[1]	272	3,809
Asset impairment charges[2]	1,775	759
Net gains on lease terminations[3]	—	(152)
Amortization of debt discount[4]	213	—
Income tax adjustments[5]	(502)	(1,026)

Total adjustments affecting net loss attributable to Guess?, Inc.	1,758	3,390

Adjusted net loss attributable to Guess?, Inc.	$(19,616)	$(17,831)

Reported GAAP income tax benefit	$(2,717)	$(6,277)
Income tax adjustments[5]	502	1,026

Adjusted income tax benefit	$(2,215)	$(5,251)

Adjusted effective tax rate	10.5%	23.0%

Notes:

[1]
During the three months ended May 4, 2019 and May 5, 2018, the Company recorded certain professional service and legal fees and related costs, which it otherwise would not have incurred as part of its business operations.

[2]	During the three months ended May 4, 2019 and May 5, 2018, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures.

[3]	During the three months ended May 5, 2018, the Company recorded net gains on lease terminations related primarily to the early termination of certain lease agreements.

[4]
In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, will be amortized as non-cash interest expense over the term of the Notes.

[5]
The income tax effect of certain professional service and legal fees and related costs, asset impairment charges, net gains on lease terminations and amortization of debt discount was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	May 4, 2019	May 5, 2018	% change

Net revenue:
Americas Retail	$176,423	$171,340	3%
Americas Wholesale	46,205	40,679	14%
Europe	210,055	205,435	2%
Asia	85,190	84,051	1%
Licensing	18,818	19,784	(5%)
Total net revenue	$536,691	$521,289	3%

Earnings (loss) from operations:
Americas Retail	$(1,812)	$(5,680)	68%
Americas Wholesale	7,814	6,026	30%
Europe	(16,327)	(20,333)	20%
Asia	(3,203)	4,065	(179%)
Licensing	16,644	17,486	(5%)
Total segment earnings from operations	3,116	1,564	99%

Corporate overhead	(25,812)	(25,845)	(0%)
Asset impairment charges	(1,775)	(759)	134%
Net gains on terminations	—	152	(100%)
Total loss from operations	$(24,471)	$(24,888)	2%

Operating margins:
Americas Retail	(1.0%)	(3.3%)
Americas Wholesale	16.9%	14.8%
Europe	(7.8%)	(9.9%)
Asia	(3.8%)	4.8%
Licensing	88.4%	88.4%

GAAP operating margin for total Company	(4.6%)	(4.8%)
Certain professional service and legal fees and related costs	0.1%	0.7%
Asset impairment charges	0.3%	0.2%
Net gains on terminations	—%	(0.0%)
Adjusted operating margin for total Company	(4.2%)	(3.9%)

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	May 4, 2019			May 5, 2018	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$176,423	$1,629	$178,052	$171,340	3%	4%
Americas Wholesale	46,205	788	46,993	40,679	14%	16%
Europe	210,055	20,602	230,657	205,435	2%	12%
Asia	85,190	4,412	89,602	84,051	1%	7%
Licensing	18,818	—	18,818	19,784	(5%)	(5%)
Total net revenue	$536,691	$27,431	$564,122	$521,289	3%	8%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	May 4, 2019	February 2, 2019	May 5, 2018

ASSETS

Cash and cash equivalents	$112,933	$210,460	$232,492

Receivables, net	250,521	321,995	243,138

Inventories	478,223	468,897	434,922

Other current assets	76,308	87,343	73,320

Property and equipment, net	308,136	315,558	286,915

Restricted cash	523	535	232

Operating lease right-of-use assets[1]	921,084	—	—

Other assets	234,032	244,417	250,162

Total assets	$2,381,760	$1,649,205	$1,521,181

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$49,141	$4,315	$3,363

Current operating lease liabilities[1]	217,110	—	—

Other current liabilities	379,549	539,049	390,426

Long-term debt and finance lease obligations	34,573	35,012	37,217

Convertible senior notes, net	239,394	—	—

Long-term operating lease liabilities[1]	764,202	—	—

Other long-term liabilities[1]	127,939	212,331	210,847

Redeemable and nonredeemable noncontrolling interests	22,295	21,271	21,637

Guess?, Inc. stockholders’ equity	547,557	837,227	857,691

Total liabilities and stockholders’ equity	$2,381,760	$1,649,205	$1,521,181

Notes:

[1]
During the quarter ended May 4, 2019, the Company adopted a comprehensive new lease standard which superseded previous lease guidance. The standard requires a lessee to recognize an asset related to the right to use the underlying asset and a liability that approximates the present value of the lease payments over the term of contracts that qualify as leases under the new guidance. The adoption of the standard resulted in the recording of operating lease right-of-use assets and operating lease liabilities. In addition, other long-term liabilities no longer includes deferred rent and lease incentives since these items are now included in operating lease right-of-use assets due to the adoption of the new standard.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	May 4, 2019	May 5, 2018

Net cash used in operating activities	$(96,501)	$(67,576)

Net cash used in investing activities	(17,182)	(20,877)

Net cash provided by (used in) financing activities	18,723	(38,284)

Effect of exchange rates on cash, cash equivalents and restricted cash	(2,579)	(8,221)

Net change in cash, cash equivalents and restricted cash	(97,539)	(134,958)

Cash, cash equivalents and restricted cash at the beginning of the year	210,995	367,682

Cash, cash equivalents and restricted cash at the end of the period	$113,456	$232,724

Supplemental information:

Depreciation and amortization	$18,598	$16,499

Total lease costs[1]	$89,944	$87,113

Non-cash investing and financing activity:

Assets acquired under finance leases[2]	$665	$—

Notes:
1
In connection with the adoption of new lease guidance during the first quarter of fiscal 2020, the Company has elected to include non-lease components, which is inclusive of common area maintenance charges, in the measurement of its lease liabilities. Therefore, total lease costs consist of lease and non-lease components related to the Company’s operating leases for the three months ended May 4, 2019 and May 5, 2018.

2	During the first quarter of fiscal 2020, the Company entered into financing leases related primarily to computer hardware and software.

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(in thousands)

	Three Months Ended
	May 4, 2019	May 5, 2018

Net cash used in operating activities	$(96,501)	$(67,576)

Less: Purchases of property and equipment	(17,865)	(19,004)

Less: Payments for property and equipment under finance leases	(433)	(386)

Free cash flow	$(114,799)	$(86,966)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of May 4, 2019
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	289	287	2	1	—	1
Canada	88	88	—	—	—	—
Central and South America	107	70	37	27	27	—

Total Americas	484	445	39	28	27	1

Europe and the Middle East	713	498	215	37	37	—
Asia and the Pacific	527	231	296	349	168	181

Total	1,724	1,174	550	414	232	182

	As of May 5, 2018
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	299	297	2	1	—	1
Canada	86	86	—	—	—	—
Central and South America	103	61	42	27	27	—

Total Americas	488	444	44	28	27	1

Europe and the Middle East	656	407	249	34	34	—
Asia and the Pacific	500	169	331	369	175	194

Total	1,644	1,020	624	431	236	195